Guidestone
GuideStone Funds - Medium Duration Bond Fund  (the Fund) (604094)

CUSIP:    92343VBC7
Quarterly Report from Adviser for the Quarter Ending  12/31/2011

PROCEDURES PURSUANT TO RULE 10f-3*


(1)  Name of Underwriters
Credit Suisse Securities USA LLC
Deutsche Bank Securities Inc
Morgan Stanley & Co Inc
RBC Capital Markets
UBS Securities LLC

Barclays Capital Inc
CastleOak Securities LP
Citigroup Global Markets Inc
Goldman Sachs & Co
JP Morgan Securities
Lebenthal & Co Inc
Merrill Lynch Pierce Fenner & Smit
Mitsubishi UFJ Securities USA Inc
Mizuho Securities USA Inc
Muriel Siebert & Co Inc
RBS Securities Inc
Santander Investment Securities In
Wells Fargo Securities LLC
Williams Capital Group LP


(2)  Name of Issuer
VERIZON COMMUNICATIONS

(3)  Title of Security
VZ 3 1/2 11/01/21

(4)  Date of Prospectus or First Offering
10/27/2011

(5)  Amount of Total Offering ($)
1,850,000,000

(6)  Unit Price
99.208

(7)  Underwriting Spread or Commission
0.450%

(8)  Rating
A3/A-/A


(9)  Maturity Date
11/01/2021

(10)  Current Yield
3.528%

(11)  Yield to Maturity
3.595%

(12)  Subordination Features
Sr Unsecured


 *Rule 10f-3 procedures allow the Fund under certain conditions to purchase securities during the existence of an underwriting or selling syndicate, a principal underwriter of which is
  Goldman, Sachs & Co. or any of its affiliates or a principal underwriter of which is an officer, director, member of an advisory board, investment adviser or employee of Goldman Sachs Trust.


PROCEDURES PURSUANT TO RULE 10f-3 - Continued


(13)  Nature of Political Entity, if any,
  including, in the case of revenue bonds, underlying entity supplying the revenue
N/A

(14)  Total Par Value of Bonds Purchased
525,000

(15)  Dollar Amount of Purchases ($)
520,842

(16)  Number of Shares Purchased
525,000

(17) Years of Continuous Operation (excluding municipal securities; see (25)(d) below)
The company has been in continuous operation for greater than three years.

(18)  % of Offering Purchased by Fund
0.028%

(19)  % of Offering Purchased by  all other GSAM-managed Portfolios and Accounts
5.652%
(20)  Sum of (18) and (19)**
5.68%

(21)  % of Fund's Total Assets applied to Purchase
0.25%

(22)  Name(s) of Underwriter(s) or
  Dealer(s) from whom Purchased
FB

(23)  Is the Adviser, any Subadviser or any
  person of which the Adviser or Subadviser is an affiliated person, a Manager or Co-Manager of the Offering?
YES

(24)  Were Purchases Designated as Group
  Sales or otherwise allocated to
  the Adviser, any Subadviser or any person of which the Adviser or Subadviser is an affiliated person?
NO

**May not exceed, when added to purchases of other investment companies advised by Goldman Sachs Asset Management, L.P. (GSAM) or Goldman Sachs Asset Management International (GSAMI), and any other purchases by other accounts with respect to which GSAM or GSAMI has investment discretion if it exercised such investment discretion with respect to the purchase, 25% of the principal amount of the class of securities being offered, except that in the case of an Eligible Rule 144A Offering this percentage may not exceed 25% of the total of (A) the principal amount of the class of securities being offered that is sold by underwriters or members of the selling syndicate to Qualified Institutional Buyers
 (QIBs) plus (B) the principal amount of the class of securities being offered in any concurrent offering.


PROCEDURES PURSUANT TO RULE 10f-3 - Continued


(25)  Have the following conditions been satisfied:

  (a) The securities were part of an issue registered under the Securities Act of 1933, as amended, which is being offered to the public, or were U.S. government securities, as defined in Section 2(a)(16) of the Securities Exchange Act of 1934,
   or were municipal securities as defined in Section 3(a)(29) of the Securities Exchange Act of 1934 or were securities sold in an Eligible Foreign Offering or were securities sold in an Eligible
  Rule 144A Offering?
YES

  (b) The securities were purchased prior to the end of the first day on which any sales to the public were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities
 (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by law to be granted to existing security holders of the issue) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.
YES

  (c) The underwriting was a firm commitment underwriting?
YES

  With respect to any issue of securities other than Eligible Municipal Securities, was the issuer of such secutrities to be purchased in continuous operation for not less than three years, including the operation of any predecessors; or with respect to any issue of Eligible Municipal Securities to be purchased, were the securities sufficiently liquid that they could be sold at or near their carrying value within a reasonably short period of time and either: (i) were subject to no greater than moderate credit risk; or (ii) if the issuer of the municipal securities, or the entity supplying the revenues from which the issue is to be paid, had been in continuous operation for less than three years (including the operation of any predecessors) the securities were subject to a minimal or low amount of credit risk?
NA



  Name: Ron Arons
  Date: 12/31/2011